Exhibit 5.1

                          [ALBERTSON'S INC. LETTERHEAD]

                                                              September 24, 1999

Albertson's, Inc.
250 Parkcenter Boulevard
P.O. Box 20
Boise, Idaho 83726

                     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         I am the Executive Vice President and General Counsel of Albertson's, Inc., a Delaware corporation (the "Company"). The Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") covering 5,000,000 shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company, and an indeterminate amount of interests issuable pursuant to Albertson's Savings & Retirement Estates (the "ASRE").

         All assumptions and statements of reliance herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

         In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as I have deemed necessary or appropriate for the purposes of this opinion. In all examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares, when issued or sold, and when delivered in accordance with the provisions of the ASRE, will be duly authorized, validly issued, fully paid and non-assessable.

         The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect.

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         I hereby  consent  to the  filing of this  opinion as an exhibit to the
Registration Statement. In giving such consent, I do not hereby admit that I am in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         The opinions expressed herein are solely for your benefit in connection with the Form S-8 and may not be relied on in any manner or for any purpose by any other person or entity.

                                                    Very truly yours,

                                                    ALBERTSON'S, INC.



                                                    /s/    Thomas R. Saldin
                                                    By:    Thomas R. Saldin
                                                    Executive Vice President and
                                                    General Counsel